Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Relations Contact: Steven Golden, Hawaiian Telcom (808) 546-3877

For Immediate Release

Hawaiian Telcom Reports Third Quarter 2008 Results

HONOLULU (Friday, November 14, 2008) — Hawaiian Telcom Communications, Inc. today reported financial results for its third quarter 2008.  Quarterly highlights for the Company include:

•                  Quarterly operating revenue of $112.3 million, resulting in Adjusted EBITDA (as defined herein) of $33.0 million. Loss from continuing operations was $34.6 million.

•                  Total high-speed Internet (HSI) subscribers increased to 95,000; total switched access lines ended the quarter at 524,200.

•                  The Company reached a new three-year collective bargaining agreement with the International Brotherhood of Electrical Workers (IBEW) Local Union 1357, which was ratified on October 4th.

“We have begun a restructuring process in an effort to make Hawaiian Telcom a stronger and more financially secure company as we continue to manage in this extremely challenging operating environment,” said Eric Yeaman, Hawaiian Telcom’s president and chief executive officer.  “Our dedication to providing our customers with the highest quality service remains as strong as ever and we do not anticipate any disruptions to our service during this restructuring process.”

Third Quarter 2008 Results

Revenues

Third quarter consolidated operating revenue was $112.3 million, 2.6 percent below that of the prior quarter and 6.7 percent lower than that of the previous year’s third quarter, the decline in both periods driven principally by the drop in switched access lines.

Local services revenue was $48.2 million, down 1.9 percent from the prior quarter and down 7.7 percent from the previous year’s third quarter, primarily due to 1.7 percent and 8.5 percent, respectively, quarter-over-quarter and year-over-year declines in switched access lines.

Third quarter network access services revenue was $34.5 million, down 0.5 percent from the prior quarter and down 1.3 percent from the previous year’s third quarter as revenue losses from the decline in switched access lines was partially offset by increases in point-to-point circuit revenue.

Revenue from long distance services was $8.5 million in the third quarter, down 11.0 percent versus the prior quarter and 16.8 percent lower than the same period a year ago.  The decrease from the year-ago period was largely due to the decline in switched access lines and lower usage.  The decrease from the prior quarter was primarily related to certain usage backbilling recorded in the second quarter.

In the third quarter, HSI revenue was $8.2 million, down approximately 6 percent versus both the prior quarter and the previous year’s third quarter.  The revenue decrease was primarily driven by an overall reduction in rates as a result of promotional pricing in response to competitive pressures.  HSI subscribers totaled 95,000 at the end of the third quarter, up 2.4 percent from a year ago.

Operating Expenses

Third quarter operating expenses, exclusive of depreciation and amortization and non-recurring costs, were $79.3 million, flat versus the prior quarter and better by approximately $1 million when compared with the previous year’s third quarter.  Compared to the prior quarter, the third quarter included higher labor-related costs as a result of the hiring of new senior executives and certain severance costs, as well as higher advertising expense in connection with certain promotions.  These increases were offset primarily by lower contracted services costs.

Loss from Continuing Operations / EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles (GAAP), we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company’s operating performance and to enhance the comparability between periods.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA from continuing operations for the third quarter 2008 was $33.0 million.  Adjusted EBITDA was determined as follows (dollars in thousands):

	Three Months Ended	Three Months Ended
	September 30, 2008	September 30, 2007

Loss from continuing operations	$(34,699)	$(27,232)
Provision (credit) for income taxes	(956)	700
Interest expense and other income and expense, net	22,171	20,831
Loss on interest rate swap	(174)	0
Depreciation and amortization	39,429	38,804
EBITDA from continuing operations	25,771	33,103
Restructuring costs	1,138	0
Non-recurring costs	6,093	7,134
Adjusted EBITDA from continuing operations	$33,002	$40,237

For the three months ended September 30, 2008, our loss from continuing operations was the same as our net loss.

Cash & Liquidity

At the end of the third quarter, the Company had $77.7 million in cash and cash equivalents compared to $71.8 million at the end of the second quarter and $11.1 million a year ago.  Capital expenditures were $19.2 million for the third quarter and $59.0 million year to date.

The Company chose not to make the interest payments due on November 1, 2008 and payable on November 3, 2008 with respect to its Senior Floating Rate Notes due 2013, its 9.75% Senior Fixed Rate Notes due 2013, and its 12.5% Senior Subordinated Notes due 2015.  Instead, the Company is utilizing the 30-day grace period applicable to the missed interest payments to continue balance sheet restructuring discussions with its creditors including the holders of those notes. The aggregate amount of these interest payments was approximately $26 million.

For a discussion of the potential consequences of not making such interest payments and further discussion regarding our debt obligations and negotiations with creditors please see our quarterly report on Form 10-Q for the quarter ended September 30, 2008 (including the sections titled “Outlook” and “Risk Factors”) filed with the Securities and Exchange Commission and available at www.sec.gov.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA plus non-recurring costs not expected to occur regularly in the ordinary course of business.  The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance, enhance comparability between periods and make operating decisions as well as for covenant compliance purposes under the senior credit facility.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The information contained in this release is as of September 30, 2008. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, managed services, and wireless services.

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Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues	$112,285	$120,408	$339,973	$367,275

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	42,856	48,274	129,018	140,279
Selling, general and administrative	42,520	39,031	127,399	124,301
Settlement with BearingPoint	—	—	—	(45,681)
Restructuring	1,138	—	1,138	—
Depreciation and amortization	39,429	38,804	118,111	118,561

Total operating expenses	125,943	126,109	375,666	337,460

Operating income (loss)	(13,658)	(5,701)	(35,693)	29,815

Other income (expense):
Interest expense	(22,502)	(20,912)	(68,173)	(62,017)
Loss on early extinguishment of debt	—	—	(3,456)	(7,780)
Gain (loss) on interest rate swap	174	—	(393)	—
Interest income and other	331	81	1,424	365

Total other expense	(21,997)	(20,831)	(70,598)	(69,432)

Loss from continuing operations before provision (credit) for income taxes	(35,655)	(26,532)	(106,291)	(39,617)

Provision (credit) for income taxes	(956)	700	(956)	2,400

Loss from continuing operations	(34,699)	(27,232)	(105,335)	(42,017)

Income (loss) from discontinued operations, net of tax	—	(2,299)	—	49,434

Net income (loss)	$(34,699)	$(29,531)	$(105,335)	$7,417

Condensed Consolidated Balance Sheets

(Unaudited, dollars in thousands, except per share and share information)

	September 30,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$77,749	$8,772
Segregated cash	—	271,464
Receivables, net	57,766	65,392
Material and supplies	6,620	6,600
Prepaid expenses	5,673	3,343
Other current assets	5,697	4,890
Total current assets	153,505	360,461
Property, plant and equipment, net	756,346	794,051
Deferred financing and other assets	19,933	25,891
Intangible assets, net	422,807	457,437

Total assets	$1,352,591	$1,637,840

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$39,639	$54,099
Accrued expenses	40,178	27,396
Income taxes payable	—	1,150
Advance billings and customer deposits	16,485	15,496
Current maturities of long-term debt	—	263,000
Other current liabilities	6,494	16,648
Total current liabilities	102,796	377,789
Long-term debt	1,074,500	989,700
Employee benefit obligations	79,403	57,176
Other liabilities	12,597	11,695
Total liabilities	1,269,296	1,436,360

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	429,037	428,565
Accumulated other comprehensive loss	(20,018)	(6,696)
Accumulated deficit	(325,724)	(220,389)
Total stockholder’s equity	83,295	201,480

Total liabilities and stockholder’s equity	$1,352,591	$1,637,840

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	Nine Months Ended
	September 30,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$(105,335)	$7,417
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	118,111	121,132
Deferred income taxes, net	—	(54,200)
Employee retirement benefits	10,981	3,917
Provision for uncollectibles	7,034	8,472
Write-down of software costs	—	18,593
Loss on early extinguishment of debt	3,456	7,780
Loss on interest rate swap	393	—
Changes in operating assets and liabilities:
Receivables	592	15,609
Material and supplies	(20)	2,126
Prepaid expenses and other current assets	(3,137)	(2,090)
Accounts payable and accrued expenses	10,456	(38,722)
Income taxes payable	(1,150)	—
Advance billings and customer deposits	989	(16)
Other current liabilities	(8,845)	1,815
Other, net	2,647	5,012
Net cash provided by operating activities	36,172	96,845

Cash flows from investing activities:
Capital expenditures	(58,984)	(69,950)
Transfer of segregated cash	271,464	—
Proceeds on sale of investments	1,200	—
Net cash provided by (used in) investing activities	213,680	(69,950)

Cash flows from financing activities:
Proceeds from issuance of debt	86,800	947,000
Payment of settlement on swap	(2,675)	—
Repayment of debt	(265,000)	(961,150)
Debt issuance costs	—	(6,348)
Net cash used in financing activities	(180,875)	(20,498)

Net change in cash and cash equivalents	68,977	6,397
Cash and cash equivalents, beginning of period	8,772	4,752

Cash and cash equivalents, end of period	$77,749	$11,149

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$53,745	$73,241
Income taxes paid	1,150	1,350